Confidential treatment has been requested
by Constar International Inc. pursuant to
Rule 406. All non-public information has
been filed with the Securities and Exchange
Commission.

Exhibit 10.19

LICENSE AGREEMENT

This is a License Agreement (“Agreement”) dated as of                 , 2002 between CROWN CORK & SEAL TECHNOLOGIES CORPORATION, a Delaware corporation (“Licensor”), and CONSTAR INTERNATIONAL U.K. LIMITED, a company organized and existing under the laws of Great Britain (“Licensee”).

Background

A.    Licensee manufactures plastic closures at its Sherburn, England facility (the “Sherburn Facility”). Licensor owns patents and other technology related to the production of plastic closures.

B.    On November 9, 1996, Licensor’s predecessor Crown Cork & Seal Company, Inc. (“Crown”) and Licensee entered into a License Agreement and a Trademark License Agreement concerning the manufacture and sale of certain plastic closures defined in such agreements (the “Polyguard License” and the “Polyguard Trademark License,” respectively).

C.    On November 9, 1996, Licensor’s predecessor Crown Cork AG and Licensee entered into a License Agreement concerning the manufacture and sale of certain plastic closures defined in such agreement (the “Obrist Cap License”).

D.    On January 1, 1999, Licensor and Licensee entered into a Trademark License Agreement in which Licensor granted Licensee the right to use the mark OBRIST CAP in connection with plastic closures manufactured under the Obrist Cap License (the “Obrist Cap Trademark License,” and together with the Polyguard License, the Polyguard Trademark License, and the Obrist Cap License, the “Prior License Agreements”).

E.    The Parties wish to terminate the Prior License Agreements, and subject to the terms and conditions of this Agreement, Licensor wishes to grant to Licensee, and Licensee wishes to accept from Licensor, a perpetual, one-site license to use specified technology for the manufacture of plastic closures at the Sherburn Facility and for the sale of such closures for use on products manufactured in the Licensed Territory (as defined below).

NOW, THEREFORE, for good and valuable consideration, and intending to be legally bound, Licensor and Licensee hereby agree as follows:

Terms

1.    DEFINITIONS

Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Corporate Agreement, dated as of the date hereof, between Crown and Constar International Inc. As used in this Agreement, the following terms shall have the respective meanings set forth below:

1.1.    “Licensed Facility” shall mean (i) the Sherburn Facility, or (ii) another facility that (A) is located in the United Kingdom, (B) is operated by Licensee, and (C) is approved by Licensor, such approval not to be unreasonably withheld, provided that only one facility shall be the “Licensed Facility”at any time.

1.2.    “Licensed Marks” shall mean the trademarks POLYGUARD and OBRIST CAP as set forth on Exhibit B hereto.

1.3.    “Licensed Products” shall mean plastic closures for use on containers filled in the Licensed Territory that embody, or are manufactured using, any part of the Licensed Technology.

1.4.    “Licensed Patents” shall mean the patents listed on Exhibit A, as may be amended upon the written consent of both parties.

1.5.    “Licensed Technology” shall mean (i) the Licensed Patents, and (ii) any unpatented technology, know-how, trade secrets, processes, formulae, technical information, data, drawings, plans, specifications, formulation and reports, and all other general and specific proprietary knowledge, experience, techniques, and information, used as of the Initial Public Offering Date in manufacturing Licensed Products at the Sherburn Facility.

1.6.    “Licensed Territory” shall mean the United Kingdom and the Republic of Ireland.

1.7.    “Obrist Cap Closures” shall mean (i) Licensed Products that are identical, or substantially identical in all material respects, to closures in connection with which Licensee used the mark OBRIST CAP under the Prior License Agreements, and (ii) such other Licensed Products as the parties may mutually agree in writing.

1.8.    “Net Sales” shall mean the gross sale price or other monetary consideration to be received from any and all dispositions of the Licensed Products by Licensee, whether characterized as a sale, lease, loan or otherwise, less (i) any trade or quantity discount; (ii) any allowance for sales, excise and value-added taxes, duties, shipping charges and insurance which may be included in such gross sales price; and (iii) any allowances or credits to customers on account of rejection or return of such products. Net Sales shall include dispositions of the Licensed Products manufactured during the term of the Prior License Agreements or this Agreement, whether such dispositions occur before or after the termination or expiration of this Agreement.

1.9.    “Polyguard Closures” shall mean (i) Licensed Products that are identical, or substantially identical in all material respects, to closures in connection with which Licensee used the mark POLYGUARD under the Prior License Agreements, and (ii) such other Licensed Products as the parties may mutually agree in writing.

2.    TERMINATION OF PRIOR LICENSE AGREEMENTS

2.1    Licensor and Licensee acknowledge and agree that the Polyguard License Agreement and the Polyguard Trademark License have been properly assigned from Crown Cork

& Seal Company, Inc. to Licensor, and that the Obrist Cap License has been properly assigned from Crown Cork AG to Licensor.

2.2.    Licensor and Licensee hereby agree that the Prior License Agreements shall be deemed voluntarily terminated with the mutual consent of both parties as of the Initial Public Offering Date.

3.    LICENSE

3.1.    Grant of Rights.    Subject to the terms and conditions of this Agreement, Licensor, insofar as it lawfully may, hereby grants to Licensee for the term of this Agreement a non-exclusive right under the Licensed Technology (i) to manufacture Licensed Products at the Licensed Facility only, and (ii) to use, offer for sale, and sell Licensed Products in the Licensed Territory.

3.2.    Limitations.    No license, express or implied, is granted to Licensee for any purpose or with respect to any technology other than as set forth in this Section 2.

3.3.    Reservation of Rights.    Notwithstanding any other provision of this Agreement, Licensor retains all title, right and ownership of and in the Licensed Technology, and reserves all rights to use the Licensed Technology for any and all purposes.

4.    LICENSEE’S OBLIGATIONS

4.1.    Marking.    Licensee shall comply with all applicable laws relating to the marking of Licensed Products with suitable patent notices.

4.2.    Registration of License.    To the extent that the patent laws of any country require the recordation or registration of this Agreement to ensure the continued validity and enforceability of the Licensed Patents or this Agreement, Licensee shall, at its own expense, take whatever action is necessary to record or obtain registration of this Agreement, including the filing of all necessary documents and payment of all required fees.

4.3.    Compliance With Laws and Regulations.    Licensee shall comply with all laws, regulations, rulings and requirements of any and all governmental authorities having jurisdiction over the subject matter of this Agreement.

5.    TECHNICAL ASSISTANCE

5.1.    At Licensee’s written request, and to the extent that Licensor and its Affiliates have personnel available to fulfill such request, Licensor shall provide Licensee with technical services and technical assistance related to the manufacture of Licensed Products, of a kind and amount substantially similar to the services and assistance that Licensor offers to its other licensees of the Licensed Technology or comparable technology (“Technical Assistance”).

5.2    In consideration for the performance of the Technical Assistance requested by Licensee, Licensee shall pay to Licensor an amount to be negotiated in good faith by the parties.

Any federal, state, local or foreign income taxes, charges, fees, imposts, levies, contributions or other assessments assessed on the provision of each of the Technical Assistance shall be paid by Licensee (all such charges, plus the amounts described in the preceding sentence, the “Fee”). Within ten (10) days of the end of each month during the term of this Agreement, Licensor shall invoice Licensee for any Technical Assistance performed by Licensor during such month in accordance with the terms of this Agreement. Licensee shall pay the Fee for the Technical Assistance delivered during the prior month pursuant to this Agreement within thirty (30) days after the invoice for such Technical Assistance has been provided by Licensor in accordance with this Section 5.2.

6.    DEVELOPMENTS

6.1.    Licensor shall, during the term of this Agreement, periodically inform Licensor as to developments and improvements to the Licensed Technology created by or on behalf of Licensor or acquired by Licensor (collectively, “Licensor Developments”). Such Licensor Developments shall be deemed part of the Licensed Technology under this Agreement, and any patents issuing on Licensor Developments shall be deemed part of the Licensed Patents under this Agreement.

6.2.    Licensee shall, during the term of this Agreement, periodically inform Licensor as to developments and improvements to the Licensed Technology created by or on behalf of Licensee or acquired by Licensee (collectively, “Licensee Developments”). Licensee shall disclose all Licensee Developments to Licensor before they are publicly disclosed. Licensee shall grant to Licensor, and hereby does grant to Licensor, a worldwide, perpetual, non-exclusive, royalty-free license under the Licensee Developments, with unlimited right to sublicense, to exploit the Licensee Developments, including without limitation the right to make, have made, use, sell, offer for sale, and import any product embodying such Licensee Developments, whether patented or unpatented.

7.    CONFIDENTIALITY; DISCLOSURES

7.1.    Confidentiality.    Each party agrees to maintain (a) all information, whether in written, oral, electronic or other form, necessary for or utilized or received by such party pursuant to any terms of this Agreement, including, without limitation, technical knowledge, know-how, proprietary or confidential inventions, discoveries, processes, formulae or technology included in or developed under the Licensed Technology (the “Confidential Information”), as secret and confidential and (b) not to disclose the Confidential Information to any third person or party (except for employees, counsel, contractors, customers, consultants or vendors who have a need to know and are informed of the confidential nature of such information by the disclosing party). Each party shall accept responsibility and be liable for any disclosure by any third person of any Confidential Information disclosed to such third person by such party. The parties will use the same measures to maintain the confidentiality of the Confidential Information of any other party in its possession or control that it uses to maintain the confidentiality of its own Confidential Information of similar type and importance. Notwithstanding the foregoing, any party or their Affiliates may describe this Agreement in, and include this Agreement with, filings with the U.S. Securities and Exchange Commission and any related prospectuses, including such filings or prospectuses in connection with any offering of securities. Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving party lawfully receives from a third party without restriction on disclosure and, to the receiving party’s knowledge, without breach of a nondisclosure obligation.

7.2.    Disclosure to Governmental Agency.    Notwithstanding the foregoing, each party shall be permitted to disclose the Confidential Information and/or any portion thereof (i) to a governmental agency or authority as required in response to a subpoena therefor, (ii) in connection with formal requests for discovery under applicable rules of civil procedure in a legal action before a court of competent jurisdiction to which such party is a party and (iii) as otherwise required by law; provided, however, that, in any such case, each party shall notify the other party as early as reasonably practicable prior to disclosure to allow such party to take appropriate measures to preserve the confidentiality of such information at the expense of such party.

7.3.    Ownership of Information.    All Confidential Information supplied or developed by either party will be and remain the sole and exclusive property of the party who supplied or developed it.

7.4.    Return of Confidential Information.    Upon the written request of a party which has disclosed information covered by this Section 7 in written, printed or other tangible form, all such readily available information, all copies thereof, including samples or materials, and all notes or other materials derived from such information (“Disclosed Information”) shall be returned to the party which disclosed such information, provided that Licensee shall not be required to return Disclosed Information that comprises part or all of the Licensed Technology until the expiration or termination of this Agreement.

8.    TRADEMARK LICENSE

8.1.    Grant of License.    Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive license to use the mark POLYGUARD in the Licensed Territory on and in connection with Polyguard Closures, and a non-exclusive license to use the mark OBRIST CAP in the Licensed Territory on and in connection with Obrist Cap Closures, in substantially the same manner that these Licensed Marks were used by Licensee under the Prior License Agreements, provided that Licensee shall not use any of Licensor’s marks or indicia of origin other than the Licensed Marks, including without limitation the trademark CROWN and the “crown” logo (collectively, the “Crown Marks”), in connection with the Licensed Marks or otherwise, except as explicitly authorized under Section 8.2.

8.2.    Use of Crown Marks.

(a)    To the extent that there is tooling or other manufacturing equipment in use at the Licensed Facility as of the date hereof that embosses a Crown Mark on Licensed Products in conjunction with the mark POLYGUARD or the mark OBRIST CAP (“Current Tooling”), Licensee may continue to manufacture and sell Licensed Products manufactured with such Current Tooling, provided that (i) when Licensee replaces the Current Tooling in the ordinary course of business, the new tooling or manufacturing equipment will not emboss a Crown Mark on products, (ii) Licensee shall not manufacture, except with Current Tooling, any Licensed Product bearing a Crown Mark, and (iii) Licensee shall not manufacture or sell any Licensed Product bearing a Crown Mark, unless such Licensed Products are identical, or substantially identical in all material respects, to closures bearing a Crown Mark manufactured by Licensee under the Prior License Agreements.

(b)    Any Crown Mark that appears on a Licensed Product in accordance with Section 8.2(a) shall be deemed a Licensed Mark, but only to the extent such Crown Mark is used in accordance with Section 8.2(a).

8.3.    Quality Control.

(a)    Licensee shall use the Licensed Marks only on or in connection with Licensed Products that meet or exceed the general level of quality of products manufactured or sold by Licensee prior to the Initial Public Offering Date in accordance with the Prior License Agreements.

(b)    Licensee shall furnish to Licensor, or its duly authorized representatives or agents, representative examples of advertising, promotional, packaging, labeling and wrapping materials, and web sites that bear the Licensed Marks (“Promotional Materials”) for approval by Licensor prior to the use thereof. Such approval shall be deemed granted if written advice to the contrary is not received by Licensee within thirty (30) days from the date such materials are received by Licensor or if usage is approved or pre-approved according to procedures and standards established by Licensor. Individual instances of inadvertent and unintentional failure to seek the approval required by this Section 8.2(b) shall not constitute breach of this Agreement provided that such failures are not indicative of a pattern of a general practice of failing to abide by this Section 8.2(b). Notwithstanding the foregoing, in no event shall Licensor object to Promotional Materials that meet or exceed the general level quality of materials used by Licensee under the Prior License Agreements.

(c)    Subject to Section 8.2(b), Licensee shall be responsible for monitoring the quality of the Licensed Products and the Promotional Materials, and for reporting any material deficiencies to Licensor. Licensor may from time to time require Licensee to provide reports on such quality control and samples of use of the Licensed Marks on Licensed Products or Promotional Materials, and may from time to time retain at Licensor’s expense a third party to investigate, evaluate and otherwise monitor the Licensed Products and Promotional Materials to ensure that the quality control standards set forth herein are being met.

8.4.    Trademark Notices.    Licensee shall use reasonable efforts to utilize such symbols or other indicia of trademark ownership as required by law or as Licensee reasonably deems appropriate in connection with its use of a Licensed Mark.

8.5.    Ownership and Maintenance of Marks; Infringement Claims.

(a)    Licensee acknowledges that the ownership of all right, title, and interest in the Licensed Marks is and shall remain solely vested in Licensor, and Licensee agrees that all of its use of the Licensed Marks shall inure to the exclusive benefit of Licensor for all purposes.

(b)    Licensor shall at its own expense have primary responsibility for maintaining and defending the validity of the Licensed Marks and its ownership of the Licensed Marks, for seeking and maintaining such registrations of the Licensed Marks as Licensor deems advisable, and for taking such steps as Licensor deems prudent to protect the Licensed Marks against infringement.

(c)    Licensee shall promptly notify Licensor of (i) any unauthorized use or infringement by any third party of any of the Licensed Marks which Crown deems material and (ii) any assertion by any third party which Crown deems material that Crown’s or any sublicensee’s use of any of the Licensed Marks constitutes trademark, service mark, trade dress or trade name infringement, unfair competition or any other tortious act. Licensor may prosecute or defend any claim or action alleging infringement or unfair competition or any other claim or action involving any of the Licensed Marks as it in its reasonable business judgment deems advisable. At the request of Licensor, Licensee will provide reasonable cooperation in any such suit provided that Licensor will reimburse Licensee for Licensee’s reasonable expenses. Licensor may conduct each such prosecution or defense as it deems prudent and may enter into any settlement or compromise of such claims or actions, provided, however, that if Licensor enters into any settlement or compromise which would result in the abandonment of any Licensed Mark which is in current use, Licensor must notify Licensee of the settlement or compromise and provide an opinion of trademark counsel demonstrating the rationale for that result.

9.    ROYALTY

9.1.    Amount of Royalty.    In consideration of the licenses granted hereunder, Licensee shall pay to Licensor a royalty equal to [***] of Licensee’s Net Sales of Licensed Products. Except where Affiliates of Licensee are end users of products, sales between or among Licensee and its Affiliates shall be excluded from computation of Net Sales, but any subsequent sales to end users by such Affiliates shall be included in the computation of Net Sales.

9.2.    Terms of Payment.    Licensee will pay to licensor within thirty (30) days after the end of each License Quarter all royalties due under Section 9.1 for Net Sales realized in such License Quarter. For purposes of this Agreement, the “License Quarter” shall be (i) the period of time commencing on the Initial Public Offering Date and ending on the last day of the third calendar month thereafter and (ii) each subsequent period of three consecutive calendar months. All payments shall be made to Licensor in U.S. dollars in a manner reasonably requested by Licensor.

[***]	Confidential treatment requested

9.3.    Withholding.    All payments by Licensee under this Agreement shall be free and clear of any deductions for taxes, assessments or other charges. If Licensee shall be required by the laws of any jurisdiction to deduct or withhold from any payment to Licensor any income taxes which may be levied against Licensor, Licensee may deduct such income taxes, provided that it promptly furnishes to Licensor an original or duplicate tax receipt evidencing the payment of such taxes to the appropriate authority. If (i) Licensee fails to provide a receipt to Licensor as required by this Section 9.3 or (ii) such tax is not allowed or allowable as a credit against Licensor’s United States federal income taxes, then Licensee’s payment shall be increased to an amount equal to the pre-tax payment due divided by a factor equal to one minus the applicable foreign tax rate. The tax shall then be applied to and deducted from the increased payment.

9.4.    Reports.    Licensee shall deliver to Licensor, simultaneously with payment pursuant to Section 9.2, a written statement signed by a responsible officer of Licensee in such detail as Licensor may reasonably require, showing the Net Sales for the License Quarter and calculation of the payment due. If no payments are due for the License Quarter, the report shall so state.

9.5.    Records and Audit

(a)    Licensee shall maintain complete, clear and accurate records sufficient to allow calculation of Net Sales and the payment due for each License Quarter. Such records shall be maintained for a period of six (6) years after the end of the License Quarter to which they relate or, in the event of a dispute between the parties, until such dispute is resolved, whichever date occurs later.

(b)    Licensee shall permit Licensor or any person designated by Licensor to have full access to such records for the purpose of verifying the amount of payments due Licensor. Licensor shall be responsible for its own costs and expenses in connection with any audit, except that Licensee shall reimburse Licensor for all such costs and expenses of any audit which determines that Licensee’s actual payments with respect to two out of any four consecutive License Quarters were less than the amounts payable according to the audit by an amount that equals or exceeds ten percent (10%) of the amounts payable according to the audit.

9.6.    Interest.    Any required payments not made for any reason on or before the date for payment specified in this Section 9, shall bear interest, calculated from the date such payment is due until the date it is received, at the rate of six percent (6%) annually, prorated on a daily basis, or at the maximum rate allowed by law.

10.    PATENT MAINTENANCE

Licensor shall have the sole right to maintain the Licensed Patents. Should Licensor conclude that it no longer desires to maintain a Licensed Patent, Licensor shall notify Licensee of its conclusion and offer Licensee the right to continue the maintenance of such Licensed Patent. Licensor shall provide such notice at least thirty (30) days prior to the abandonment date of the Licensed Patent. If Licensor concludes that it no longer desires to maintain the Licensed Patent and if Licensee desires to maintain it, then upon request by Licensee, Licensor shall assign the Licensed Patent to Licensee, who shall then be responsible for its maintenance.

11.    INFRINGEMENT

11.1.    Notice.    If Licensee becomes aware of actual or threatened infringement by a third party of a Licensed Patent, it shall promptly notify Licensor in writing of such infringement or threat.

11.2.    Infringement Suits.    Licensor shall have the exclusive right to bring suit, in its own name and at its own expense, against any infringement of a Licensed Patent. At the request of Licensor, Licensee will provide reasonable cooperation in the prosecution of any such suit provided that Licensor will reimburse Licensee for Licensee’s reasonable expenses. Licensor shall retain all amounts recovered, whether by judgment, award, settlement or otherwise, in any suit commenced or maintained by Licensor under this Section 11.2.

12.    INDEMNIFICATION

Licensee shall indemnify, defend and hold Licensor harmless against and in respect of any and all losses, claims, damages, liabilities, reasonable costs and expenses, including reasonable legal fees and expenses resulting or arising from or otherwise relating to the manufacture, use or sale of any product manufactured by or for Licensee under this Agreement. Licensor shall not settle any claim for which it is entitled to indemnification hereunder without the written consent of Licensee, which shall not be unreasonably withheld.

13.    DISCLAIMER OF WARRANTIES

Licensor represents that, as of the date hereof, Licensor owns all right, title and interest in and to the Licensed Marks and the Licensed Patents. EXCEPT AS EXPLICITLY PROVIDED IN THIS SECTION 13, LICENSOR MAKES NO REPRESENTATION, GUARANTEE OR WARRANTY, AND EXPRESSLY DISCLAIMS ANY IMPLIED REPRESENTATION, GUARANTEE OR WARRANTY, AS TO THE LICENSED MARKS, THE LICENSED TECHNOLOGY, OR ANY SERVICES PROVIDED HEREUNDER. LICENSOR SHALL HAVE NO RESPONSIBILITY UNDER ANY LEGAL PRINCIPLE TO LICENSEE OR TO OTHERS FOR THE ABILITY OF LICENSEE TO USE THE LICENSED MARKS OR THE LICENSED TECHNOLOGY, FOR THE QUALITY OR PERFORMANCE OF ANY PRODUCTS MANUFACTURED UNDER THE LICENSED TECHNOLOGY, FOR THE CLAIMS OF THIRD PARTIES RELATING TO ANY PRODUCTS MANUFACTURED OR SOLD BY LICENSEE, OR FOR ANY FAILURE IN PRODUCTION, DESIGN OR OPERATION OF ANY PRODUCT MANUFACTURED OR SOLD BY LICENSEE. IN NO EVENT SHALL LICENSOR BE LIABLE TO LICENSEE FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES UNDER THIS AGREEMENT OR OTHERWISE.

14.    DEFAULT AND TERMINATION

14.1.    Term.    This Agreement shall commence on the Initial Public Offering Date and shall continue in effect until terminated pursuant to Section 14.2.

14.2.    Termination.

(a)    Termination for Convenience.    Following the expiration of the last to expire of those Licensed Patents that have issued as of the date hereof, either party may terminate this Agreement, with or without cause, by giving twelve (12) months’ written notice to the other party.

(b)    Termination for Default.

(i)    The following shall be considered events of default and shall give rise to a right of Licensor to terminate this Agreement: (A) Licensee fails to make timely payments due under this Agreement, subject to a ten (10) day cure period after notice regarding such breach, (B) Licensee suffers a Bankruptcy Event, (C) Licensee materially breaches any other applicable provision of this Agreement, subject to a thirty (30) day cure period after notice regarding such breach, or (D) Licensee experiences a change of Control such that Licensee is controlled by a competitor of Crown.

(ii)    The following shall be considered events of default and shall give rise to a right of Licensee to terminate this Agreement: (A) Licensor or Crown suffers a Bankruptcy Event or (B) Licensor materially breaches any other applicable provision of this Agreement, subject to a thirty (30) day cure period after notice regarding such breach, or (C) Crown experiences a change of Control such that Licensor is controlled by a competitor of Licensee.

(c)    Effect of Termination.    Termination of this Agreement pursuant to this Section 12.2 shall not relieve Licensee of its obligation to make royalty payments under Section 7 on Net Sales of Licensed Products manufactured before the termination of the Agreement.

15.    ASSIGNMENT AND SUBLICENSING

15.1.    Assignment.    Licensor may assign any and all of rights and obligations under this Agreement or any interest therein. Licensee shall not transfer or assign (including, without limitation, by means of a pledge, hypothecation, mortgage or otherwise) (whether voluntarily, involuntarily or by operation of law) any of its rights or obligations under this Agreement to any person without the prior written consent of Licensor, which Licensor may grant or withhold in its discretion.

15.2.    Sublicensing.    Licensee may grant no sublicenses under the Licensed Technology without the prior written consent of Licensor, which Licensor may grant or withhold in its discretion. With respect to any sublicense granted by Licensee, Licensee shall be fully responsible for the performance by such sublicensee of the provisions of this Agreement relating to the confidentiality of information in accordance with Section 7.

16.    FORCE MAJEURE; GOVERNMENTAL REQUIREMENTS.

16.1.    Force Majeure.    Neither Licensor nor Licensee shall be responsible for any failure or delay in performance due to causes beyond their respective control, including, without limitation, earthquake, fire, storm, flood, freeze, labor disputes, transportation embargoes, acts of God or of any government and acts of war or terrorism (any of the foregoing, a “Force Majeure Event”). Any party, if affected by any such cause, may, upon written notice to the other parties specifying the reasons therefor, reduce its obligations to the other to the extent it is necessarily prevented, hindered or delayed as a result of the Force Majeure Event. Notwithstanding anything to the contrary in this Agreement, this provision shall not apply to or otherwise excuse the failure to pay any uncontested royalties or other payments due under this Agreement when due.

16.2.    Compulsory Licensing.    Notwithstanding any other provision of this Agreement, Licensor may grant, without the consent of Licensee, non-exclusive licenses under the Licensed Patent to third parties to the extent deemed necessary by Licensor to comply with applicable compulsory license or working requirements and to keep the Licensed Patent in full force.

17.    INDEPENDENCE.

Neither party is now, nor shall it be made by this Agreement, an agent or legal representative of the other party for any purpose, and neither party has any right or authority to create any obligation, express or implied, on behalf of the other party, to accept any service of process upon it, or to receive any notices of any kind on its behalf.

18.    GOVERNING LAW; DISPUTES; NOTICES

18.1.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

18.2.    Dispute Resolution: Negotiation and Arbitration.

(a)    The parties shall attempt to resolve any dispute arising out of or relating to this Agreement promptly by negotiation in good faith between executives who have authority to settle the dispute. A party shall give the other party written notice of any dispute not resolved in the ordinary course of business. Within ten (10) business says after delivery of such notice, the party receiving notice shall submit to the others a written response thereto. The notice and the response shall include: (i) a statement of each party’s position(s) regarding the matter(s) in dispute and a summary of arguments in support thereof, and (ii) the name and title of the executive who will represent that party and any other person who will accompany that executive.

(b)    Within ten (10) business days after delivery of the notice, the designated executives shall meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to any other shall be honored in a timely fashion. All negotiations conducted pursuant to this Section 18 (and any of the parties’ submissions in contemplation hereof) shall be deemed confidential and shall be treated by the parties and their representatives as compromise and settlement negotiations under the United States Federal Rules of Evidence and any similar state rules.

(c)    If the matter in dispute has not been resolved within thirty (30) days after the first meeting of the executives to attempt to resolve the dispute, either party may submit the dispute to binding arbitration to the Philadelphia, Pennsylvania office of the American Arbitration Association (“AAA”) in accordance with the procedures set forth in the Commercial Arbitration Rules of the AAA.

(d)    The Commercial Arbitration Rules of the AAA, as modified or revised by the provisions of this Agreement, shall govern any arbitration proceeding hereunder. The arbitration shall be conducted by three arbitrators selected pursuant to Rule 13 of the Commercial Arbitration Rules, and pre-hearing discovery shall be permitted if and only to the extent determined by the arbitrator to be necessary in order to effectuate resolution of the matter in dispute. The arbitrator’s decision shall be rendered within thirty (30) days of the conclusion of any hearing hereunder and the arbitrator’s judgment and award may be entered and enforced in any court of competent jurisdiction.

(e)    Resolution of disputes under the procedures of this Section 18 shall be the sole and exclusive means of resolving disputes arising out of or relating to this Agreement; provided, however, that nothing herein shall preclude the parties from seeking in any court of competent jurisdiction temporary or interim injunctive relief to the extent necessary to preserve the subject matter of the dispute pending resolution under this Section 18.

(f)    Consent to Jurisdiction.    Licensor and Licensee hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania, and in the absence of such federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of any state court located in the City of Philadelphia and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court (other than the mandatory submission to arbitration in accordance with Section 18), and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law.

18.3.    Notices.    All notices hereunder shall be deemed given if in writing and delivered personally or sent by facsimile transmission or by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses as shall be specified by like notice:

if to Licensor, to:

Crown Cork & Seal Company, Inc.
One Crown Way

Philadelphia, PA 19154
Attention: Timothy J. Donahue
Facsimile: (215) 676-6011

if to Licensee, to:

Constar International Inc.
One Crown Way
Philadelphia, PA 19154
Attention: Michael J. Hoffman

Any notice given by mail shall be effective when received. Any notice given by facsimile transmission shall be effective when the appropriate facsimile transmission acknowledgment is received.

19.    MISCELLANEOUS

19.1.    No Waiver.    Except as expressly provided in this Agreement:

(a)    No failure or delay in exercising any right, power or remedy under this agreement, and no course of dealing between Licensor and Licensee, shall operate as a waiver of any right, power or remedy under this Agreement;

(b)    All rights and remedies granted by this Agreement are cumulative and not exclusive of any other rights or remedies available to the parties; and

(c)    Any waiver of any provision of this Agreement must be in writing signed by the party against which such waiver is sought to be enforced.

19.2.    Survival.    The following provisions shall survive termination or expiration of this Agreement: Sections 1, 3.3, 6.2, 7, 11.2, 12, 13, 14.2(c), 18, 19. The provisions of Section 9 shall survive termination or expiration of this Agreement to the extent they relate to Net Sales of Licensed Products manufactured during the term of this Agreement or the Prior License Agreements.

19.3.    Partial Invalidity.    If any provision of this Agreement is held invalid or unenforceable in any jurisdiction, such provision shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

19.4.    Execution in Counterparts.    This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

19.5.    Binding Effect.    This Agreement and any rights, interests or obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns.

19.6.    Section Headings; Interpretive Issues.    The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Licensor, on the one hand, and Licensee, on the other, have participated jointly in the drafting and negotiation of this Agreement. In the event any ambiguity or question of interpretation or intent arises, this Agreement shall be construed as if drafted jointly by Licensor and Licensee, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

19.7.    Entire Agreement.    This Agreement set forth the entire agreement of the parties with respect to the subject matter thereof and may not be amended or modified except by written instrument duly executed by the parties.

19.8.    Effectiveness.    The terms of this Agreement shall not become effective until the Initial Public Offering Date.

[Signatures commence on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

CROWN CORK & SEAL TECHNOLOGIES CORPORATION

By:

Name:

Title:

CONSTAR INTERNATIONAL U.K. LIMITED

By:

Name:

Title:

EXHIBIT A

LICENSED PATENTS

Country	App. No.	App. Date	Grant No.	Grant Date	Exp. Date

U.K.	9490381.9	20-Dec-93	0632782	03-Feb-99	20-Dec-13

U.K.	93810766.1	3-Nov-93	0596836	19-Mar-97	3-Nov-13

U.K.	87308897.5	7-Oct-87	0263699	29-May-91	7-Oct-07

U.K.	90903756.6	9-Mar-90	0414860	01-Sep-93	9-Mar-10

U.K.	90303030.2	21-Mar-90	0390412	02-Mar-94	21-Mar-10

EXHIBIT B

LICENSED MARKS

Jurisdiction	Mark	Reg. No.
CTM	POLYGUARD	383000
U.K.	OBRIST-CAP	1557893